Exhibit 99.1

FOR IMMEDIATE RELEASE

BankFinancial Corporation Reports Third Quarter 2009 Earnings and

Filing of Quarterly Report on Form 10-Q

and Quarterly Financial and Statistical Supplement

with the Securities and Exchange Commission

Burr Ridge, Illinois - (October 27, 2009) BankFinancial Corporation (Nasdaq – BFIN) (“BankFinancial”) announced that it filed its Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009 and a Quarterly Financial and Statistical Supplement on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) today.

BankFinancial reported net income of $1.4 million, or $0.07 per common share, for the three months ended September 30, 2009, compared to a net loss of $25.1 million, or $1.27 per common share, for the three months ended September 30, 2008. Net income for the nine months ended September 30, 2009 was $858,000, or $0.04 per common share, compared to a net loss of $27.3 million, or $1.38 per common share for the nine months ended September 30, 2008.

At September 30, 2009, BankFinancial had total assets of $1.574 billion, total loans of $1.233 billion, total deposits of $1.212 billion and stockholders’ equity of $266 million.

The Quarterly Report on Form 10-Q and the Quarterly Financial and Statistical Supplement will be available today on BankFinancial’s website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC’s website, www.sec.gov.

BankFinancial’s management will review third quarter 2009 results in a conference call and webcast for stockholders and analysts on Thursday, October 29, 2009 at 9:30 a.m. Chicago time. The conference call may be accessed by calling (866) 713-8565 and using participant passcode 13207362. The conference call will be simultaneously webcast at www.bankfinancial.com, on the Stockholder Information page. For those persons unable to participate in the conference call, the webcast will be archived through 5:00 p.m. Chicago time November 12, 2009 on our website.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation’s common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information
Contact:	Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
	Elizabeth A. Doolan Senior Vice President – Controller BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams Executive Vice President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234